Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated March 20, 2020, on the financial statements of Uppercut Brands, Inc. (n.k.a. Silo Pharma, Inc.) for the years ended December 31, 2019 and 2018, included in the registration statement of Silo Pharma, Inc. on Form S-1, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

February 16, 2021